Exhibit 99.1

                 Technical Communications Corporation
           Reports Results for First Quarter of Fiscal 2004

    CONCORD, Mass.--(BUSINESS WIRE)--Feb. 6, 2004--Technical Communications Corporation (NASDAQ OTC BB: TCCO.OB) today announced its financial results for the fiscal quarter ended December 27, 2003. The Company reported revenue of $1,054,000 and net income of $91,000, or $0.07 per share, as compared to revenue of $1,135,000 and net income of $63,000 or $0.05 per share, for the same period of fiscal 2003.
    Commenting on the results, TCC President and CEO Carl Guild said, "TCC is pleased to report its sixth consecutive quarter of profitability. We are working to maintain this performance into fiscal 2004 and believe that our traditional international markets will contribute significantly to our order base. As of the end of the first fiscal quarter of 2004, December 27, 2003, our backlog reached $1,471,000, most of which is planned to be delivered over the next twelve months."

    About Technical Communications Corporation

    TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's proven security solutions protect information privacy on every continent in over 100 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

    Matters discussed in this news release, including any discussion of or impact, expressed or implied, on our anticipated operating results, financial condition and future earnings, including statements about the Company's ability to achieve and sustain growth and profitability, contain forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates", "believes", "expects", "may", "plans" and "estimates", among others, involve known and unknown risks. The Company's operating results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's operating results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-KSB for the fiscal year ended September 27, 2003.


                 Technical Communications Corporation
               Condensed consolidated income statements
                              (Unaudited)

                                                    Quarter ended
                                                12/27/03    12/28/02

Net sales                                      $1,054,000  $1,135,000
Gross profit                                      501,000     759,000
S, G & A expense                                  364,000     439,000
Product development costs                          48,000     261,000
Operating income                                   89,000      60,000
Net income                                        $91,000     $63,000
Net income per share:
    Basic                                           $0.07       $0.05
    Diluted                                         $0.06       $0.05

                 Condensed consolidated balance sheets

                                                12/27/03     9/27/03
                                              (unaudited)

Cash                                           $1,239,000  $1,098,000
Accounts receivable, net                          744,000     270,000
Inventory                                       1,043,000   1,189,000
Other current assets                              228,000     101,000
    Total current assets                        3,254,000   2,658,000
Property and equipment, net                       103,000     109,000
    Total assets                               $3,357,000  $2,767,000

Accounts payable                                 $151,000    $106,000
Accrued expenses and other current liabilities    931,000     478,000

     Total current liabilities                  1,082,000     584,000
     Total stockholders' equity                 2,275,000   2,183,000
Total liabilities and stockholders' equity     $3,357,000  $2,767,000



    CONTACT: Technical Communications Corporation
             Michael P. Malone, 978-287-5100
             www.tccsecure.com